Exhibit 99.1

National Technical Systems Reports Strong Fiscal 2005 Year-End, Fourth Quarter Results

CALABASAS, Calif.--(BUSINESS WIRE)--May 2, 2005--National Technical Systems, Inc. (Nasdaq: NTSC) today announced results for its fiscal 2005 year and fourth quarter ended January 31, 2005. For fiscal 2005, NTS improved its top-line and bottom-line results with revenues and net income increasing 2.2 percent and 30 percent, respectively, over the prior fiscal year. Total revenues for fiscal year 2005 were $107.0 million, with net income of $1.7 million, or $0.19 per basic share and $0.18 per diluted share, compared to total revenues of $104.6 million, with net income of $1.3 million, or $0.15 per basic and $.14 per diluted share for fiscal year 2004.

According to Chairman Dr. Jack Lin, these results were driven by revenues in the Engineering & Evaluation segment which increased by $4,826,000 or 8.3% when compared to the same period in fiscal 2004, primarily due to revenues of $3,718,000 and $531,000, respectively, in fiscal 2005 from the acquisition of DTI Holdings, LLC, and the acquisition of a telecommunications test laboratory in Calgary, Canada. Revenues also increased in the Company's space, automotive and computer testing business. These increases were partially offset by the decrease in the passive fiber optic testing business and the decrease in defense related business at the Camden, Arkansas facility. The decrease in revenues at the Camden facility resulted from the completion, in fiscal 2004, of a major contract related to the war on terrorism.

President William C. McGinnis commented, "Due to the successful execution of our business plan with a focus on operational excellence, increased sales coverage, the commitment and hard work of the NTS team, and the strategic acquisition of DTI, we generated record revenues of $107 million in fiscal 2005 and produced the highest net income in four years, as well as the third consecutive year of increased earnings per share. We believe that the continued execution of the business plan, the continued migration of the Technical Solutions group from a "general services" IT focus to a niche oriented engineering focus, and a continued emphasis on the generation of new clients, positions us for continued top-and bottom-line growth in fiscal 2006."

McGinnis said that the Company will also continue to focus on acquiring new accreditations and approvals for new technology developments such as certification of fiber to the premise devices and DSL devices. In addition, we have plans to expand our USB and cable and connector offering to Taiwan, Hong Kong and mainland China.

For the fiscal 2005 fourth quarter, total revenues were $25.6 million, with net income of $588,000, or $0.07 per basic and $.06 per diluted share, compared to total revenues of $24.4 million, with net income of $352,000, or $0.04 per basic and diluted share for the year-earlier period. The year-over-year increase in revenues for the fiscal fourth quarter was due to higher revenues from the Engineering & Evaluation segment, partially offset by lower revenues in the Technical Solutions segment.

The fully diluted share counts used in calculating earnings per share in the fourth quarter and fiscal year 2005 were 9,625,000 and 9,566,000, respectively, and the fully diluted share counts used in the comparable periods of the prior fiscal year were 9,425,000 and 9,206,000, respectively. The Company's January 31, 2005 balance sheet remained strong, with cash of $6.2 million, total assets of $66.7 million, shareholders equity of $31.0 million and a current ratio of 3.4:1.

Revenues from Engineering & Evaluation for the fiscal 2005 fourth quarter and year were $15.9 million and $63.2 million, respectively, compared to $13.8 million and $58.4 million for the year-earlier periods.

Operating income for the fiscal 2005 fourth quarter and year for Engineering & Evaluation was $1.3 million and $2.9 million, respectively, compared to $509,000 and $2.9 million for the year-earlier periods. Gross margins as a percentage of revenue for the fourth quarter and fiscal 2005 year rose to 29.4 percent and
27.2 percent, respectively, from 24.9 percent and 26.7 percent for the prior year periods.

The Engineering & Evaluation segment provides physical testing services which include simulation of harsh environments such as high/low temperature, shock, vibration, seismic and electromagnetic interference, and functional testing which requires equipment such as switches, routers, servers and high bandwidth access to the Internet to subject telecommunication equipment to a full spectrum of performance type testing. In addition, this segment provides registration services which perform quality management audits to ISO 9000, quality training and laboratory accreditation.

Revenues from Technical Solutions for the fiscal 2005 fourth quarter and year were $9.7 million and $43.8 million, respectively, compared to $10.7 million and $46.2 million for the year-earlier periods. The decrease in revenues for fiscal 2005 was due to continued degradation of the IT market staffing business due to competition from off-shore companies and the loss of certain customers in geographic areas where the Company discontinued its sales and marketing efforts.


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

Operating income (loss) for the fiscal year 2005 fourth quarter and year for Technical Solutions was ($11,000) and $604,000, respectively, compared to $93,000 and $272,000 for the year-earlier periods. The year-to-year increase in operating income was as a result of the decrease in selling and general and administrative expenses, partially offset by a decrease in gross profit.

The Technical Solutions segment provides a variety of staffing and workforce management services and solutions, including contract services, temporary and full time placements to meet its customers' information technology ("IT") such as help-desk analysts and managers, relational database administrators and developers, application and systems programmers, configuration and project managers and engineering service needs.

Conference Call

NTS is conducting a conference call to review the financial results today at 11:00 AM Pacific Time (12:00 PM Mountain Time, 1:00 PM Central Time, 2:00 PM Eastern Time). The dial-in number for the call is 1-800-218-4007. A replay of the conference call can be accessed from May 2nd to May 15th by calling:
1-800-405-2236 (access code 11029860). A live webcast and 10-day archive of the call can be accessed at www.ntscorp.com and www.actioncast.acttel.com Event ID:
28768.

About National Technical Systems, Inc.

National Technical Systems, Inc. is a business-to-business services company providing organizations in the aerospace, defense, information technology (IT) and high technology markets integrated testing, certification, quality registration, systems evaluation and engineering solutions. For additional information about National Technical Systems, visit its web site at www.ntscorp.com.

Cautionary Note Regarding Forward-Looking Statements:

The statements in this press release that relate to future plans, events or performance, are forward-looking statements that involve risks and uncertainties, including risks associated with uncertainties pertaining to customer orders, demand for services and products, development of markets for the companies' services and products and other risks identified in the companies' SEC filings. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The companies undertake no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

NATIONAL TECHNICAL SYSTEMS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

                                 Quarter Ended                       Year Ended
                                   January 31,                       January 31,
                            2005             2004             2005               2004
                        ------------     ------------     -------------     -------------
Net revenues            $ 25,610,000     $ 24,446,000     $ 106,997,000     $ 104,648,000
Cost of sales             19,416,000       19,460,000        82,827,000        81,938,000
                        ------------     ------------     -------------     -------------
     Gross profit          6,194,000        4,986,000        24,170,000        22,710,000
Selling, general and
 administrative
 expense                   4,933,000        4,384,000        20,649,000        19,495,000
                        ------------     ------------     -------------     -------------
   Operating income        1,261,000          602,000         3,521,000         3,215,000
Other income
 (expense):
   Interest expense,
    net                     (304,000)        (242,000)       (1,091,000)       (1,097,000)
   Other income                5,000          142,000           162,000           192,000
                        ------------     ------------     -------------     -------------


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

Total other expense         (299,000)        (100,000)         (929,000)         (905,000)
Income before income
 taxes and minority
 interest                    962,000          502,000         2,592,000         2,310,000
Income taxes                 352,000          218,000           910,000         1,056,000
                        ------------     ------------     -------------     -------------
Income before
 minority interest           610,000          284,000         1,682,000         1,254,000
Minority interest            (22,000)          68,000                --            39,000
                        ------------     ------------     -------------     -------------
Net income              $    588,000     $    352,000     $   1,682,000     $   1,293,000
                        ============     ============     =============     =============
Net income per
 common share:
  Basic                 $       0.07     $       0.04     $        0.19     $        0.15
                        ============     ============     =============     =============
  Diluted               $       0.06     $       0.04     $        0.18     $        0.14
                        ============     ============     =============     =============
Weighted average
 common shares
 outstanding               9,011,000        8,671,000         8,946,000         8,640,000
Dilutive effect of
 stock options               614,000          754,000           620,000           566,000
                        ------------     ------------     -------------     -------------
Weighted average
 common shares
 outstanding,
 assuming dilution         9,625,000        9,425,000         9,566,000         9,206,000
                        ============     ============     =============     =============

CONTACT: BPC Financial Marketing
John Baldissera 800-368-1217 or 949-474-4300
or
National Technical Systems
Lloyd Blonder, Sr. V.P. & C.F.O., 818-591-0776

SOURCE: National Technical Systems, Inc.


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